THE SCOTTS COMPANY
14111 Scottslawn Road
Marysville, OH  43041


                                   January 25, 1994

Dear Fellow Stockholder:

The Annual Meeting of the Stockholders (the "Annual Meeting") of The Scotts Company (the "Company") will be held at 9:00 a.m. (Eastern Standard Time) on Tuesday, March 8, 1994, at the Columbus Marriott North, 6500 Doubletree Avenue, Columbus, Ohio. The enclosed Notice of the Annual Meeting and Proxy Statement contain detailed information about the business to be transacted at the Annual Meeting.

The Board of Directors has nominated the nine present directors to serve as directors of the Company for the ensuing year. Management recommends that you vote for all of the nominees.

In addition to the election of directors, you are being asked to ratify the selection of Coopers & Lybrand as independent auditors of our Company for the 1994 fiscal year. The Board of Directors recommends that you vote for this proposal.

On behalf of the Board of Directors and management, I cordially invite you to attend the Annual Meeting.

The prompt return of your proxy in the enclosed business return envelope will save the Company additional expenses of solicitation and will help ensure that as many shares as possible are represented.

                                   Sincerely,


                                   /s/ Tadd C. Seitz

                                   Tadd C. Seitz
                                   Chairman and Chief Executive
Officer

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